As filed with the Securities and Exchange Commission on September 27, 2024

Registration Statement No. 333-258942

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3
to
Form S-3 Registration Statement

UNDER
THE SECURITIES ACT OF 1933

Doma Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-1956909
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 Spear St., Suite 06-106
San Francisco, CA 94105

(650) 419-3827

(Address, including zip code, and telephone number, including area code, for principal executive offices)

Maxwell Simkoff

Chief Executive Officer and

President

Doma Holdings, Inc.

201 Spear St., Suite 06-106

San Francisco, CA 94105

(650) 419-3827

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rosalind Fahey Kruse
Howard Block
Willkie Farr & Gallagher LLP
787 7th Ave
New York, NY 10019
(212) 728-8000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerate filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 3 filed by Doma Holdings, Inc., a Delaware corporation (the “Registrant” or the “Company”) relates to Registration Statement No. 333- 258942 on Form S-3, originally filed with the SEC on August 19, 2021 as a Registration Statement on Form S-1, which was subsequently amended, including by Post-Effective Amendment No. 2, converting the Registration Statement to Form S-3, filed with the SEC on August 30, 2022 (as amended, the “Registration Statement”). The Registration Statement was initially declared effective on September 8, 2021 and pertains to the registration of up to an aggregate of 17,333,333 shares of the Company’s common stock (the “common stock”), which consists of (i) up to 11,500,000 shares of common stock that were issuable upon the exercise of 11,500,000 warrants”) originally issued in the initial public offering of Capitol Investment Corp. V (“Capitol”) by the holders thereof and (ii) up to 5,833,333 shares of common stock that were issuable upon the exercise of 5,833,333 warrants originally issued in a private placement in connection with the initial public offering of Capitol (the “private placement warrants”). The Registration Statement also relates to the resale from time to time by the selling holders named in the prospectus that forms a part of the Registration Statement of (a) up to 249,293,231 shares of common stock and (b) up to 5,833,333 private placement warrants.

On September 27, 2024, RE Closing Merger Sub Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of RE Closing Buyer Corp., a Delaware corporation (“Parent”) merged with and into the Company (the “Merger”), with the Company surviving such Merger as the surviving corporation. The Merger was pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) entered into on March 28, 2024, by and among the Company, Parent and Merger Sub.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its common stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment to the Registration Statement to deregister all the shares of the Company’s common stock registered under the Registration Statement, which remained unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such shares of common stock and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 27th day of September, 2024.

DOMA HOLDINGS, INC.

By:	/s/ Maxwell Simkoff
Name: Maxwell Simkoff
Title: Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this this Post-Effective Amendment.